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[R & G LOGO]


FOR RELEASE:      Immediately

CONTACT:          Victor J. Galan               Joseph R. Sandoval
                  Chairman and CEO              Executive Vice President & CFO
                  (787) 766-8301                (787) 756-2802

WEBSITE:          www.rgonline.com


                 R&G FINANCIAL REPORTS RECORD EARNINGS FOR THIRD
                QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2004

         San Juan, Puerto Rico, October 22, 2004 -- R&G Financial Corporation (the "Company") (NYSE:RGF), the financial holding company of R-G Premier Bank, R-G Crown Bank, and R&G Mortgage Corp, today reported record earnings for the third quarter and first nine months of 2004.

         For the first nine months of 2004, net income amounted to $120.2 million, compared to $94.9 million in 2003, an improvement of 27%. For the third quarter of 2004, net income amounted to $40.9 million compared to $34.3 million for the third quarter of 2003, an increase of 19%. For the nine months of 2004, consolidated earnings per diluted share were $2.11, compared to $1.62 for 2003, an increase of 30%; for the third quarter of 2004, consolidated earnings per diluted share were $0.72, compared to $0.59 per diluted share for the third quarter of 2003, an increase of 22%.

         These excellent results were achieved notwithstanding trading losses of $25.0 million and $24.0 million during the nine months and quarter ended September 30, 2004, respectively, on derivative instruments held by the Company, including certain derivatives held for risk management purposes.

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R&G Financial Corporation
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         The Company's return on equity during the third quarter of 2004 was
25.08%, while its return on assets was 1.81%, compared to 24.26% and 1.82%, respectively, during the third quarter of 2003.

         For the third quarter of 2004, the Company's net interest income increased 29% to $61.4 million, due primarily to an increase in earning assets during the period, while gain on sale of loans increased 85% to $54.5 million. For the first nine months of 2004, the Company's net interest income increased by 29% to $173.1 million, while gain on sale of loans increased 27% to $136.9 million.

         Total loan production during the first nine months of 2004 was $3.4 billion; total loan production during the third quarter was $1.3 billion, surpassing the amount for the second quarter this year. In both periods, almost 90% of the Company's total loan production continues to be internally generated.

         The increase in earnings during the first nine months and third quarter of 2004 also reflects a reduction in servicing related impairment charges (including in operating expenses) of $709,000 and $22.3 million, respectively. These reductions stem from decreases in mortgages prepayment rates in the Company's loan servicing portfolio during the periods.

         Total assets of R-G Crown Bank at the end of the third quarter of 2004 were $1.6 billion, contributing $18.3 million in profits during the first nine months of 2004. Total banking assets increased 21% compared to the third quarter of 2003 to $8.5 billion, which represented 92% of the Company's consolidated assets at September 30, 2004.

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R&G Financial Corporation
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         Commenting on the significant results for the third quarter and first nine months of 2004, Mr. Victor J. Galan, Chairman of the Board and CEO of the Company indicated:

         "The increase in earnings reflects another strong quarter of loan production, as we continue to benefit from strong loan demand both in Puerto Rico and Central Florida, which continues to position R&G very well for the future. As a result of these strong results, together with the continuing strong demand we are experiencing both in commercial and residential lending, we remain optimistic about our future performance."

         R&G Financial, currently in its 32nd year of operations, is a diversified financial holding company with operations in Puerto Rico and the United States, providing banking, mortgage banking, investments, consumer finance and insurance through its wholly-owned subsidiaries: R-G Premier Bank of Puerto Rico, one of Puerto Rico's rapidly growing commercial banks, R-G Crown Bank, the Company's Florida federal savings bank with branches in the Orlando and Tampa/St. Petersburg Florida markets, R&G Mortgage Corp., Puerto Rico's second largest mortgage banker, Mortgage Store of Puerto Rico, Inc., a subsidiary of R&G Mortgage, Continental Capital Corporation, R-G Crown's New York and North Carolina based mortgage banking subsidiary, Home and Property Insurance Corporation, its Puerto Rico insurance agency, and R-G Investments Corporation, its Puerto Rico broker-dealer. As of September 30, 2004 the Company, with total assets of $9.2 billion, operated 32 bank branches in Puerto Rico, 15 bank branches in the Orlando and Tampa/St. Petersburg Florida markets, 5 mortgage and 6 commercial lending offices in the United States, and 55 mortgage offices in Puerto Rico, including 26 facilities located with R-G Premier's branches.

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R&G Financial Corporation
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         On October 11, 2004, the Company and R-G Crown Bank, it's wholly owned
Florida banking subsidiary, entered into a purchase and assumption agreement with SouthTrust Bank to acquire 18 SouthTrust branches located in three banking markets in Florida and one banking market in Georgia with deposits and other liabilities totaling approximately $600 million. The acquisition results from the proposed divestiture of certain SouthTrust branches, together with the assets, deposits and other liabilities of such branches, to facilitate regulatory approval of Wachovia Corporation's previously announced proposed acquisition of SouthTrust Corporation, the parent of SouthTrust Bank. Completion of the sale to R-G Crown is contingent on the completion of the proposed merger of SouthTrust Corporation and Wachovia Corporation.

"SAFE HARBOR" STATEMENT UNDER THE PRIVACY SECURITIES LITIGATION REFORM
ACT OF 1995

         Statements made in this Press Release that relate to future events are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current expectations and R&G Financial assumes no obligation to update this information. Because actual results may differ materially from expectation, R&G Financial cautions readers not to place undue reliance on these statements. For a detailed discussion of the important factors affecting R&G Financial, please see the Company's Form 10-K for the year ended December 31, 2003 and Form 10-Q for the quarter ended June 30, 2004 filed with the Securities and Exchange Commission.



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R&G Financial Corporation
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

                                                       At                    At                    At                    At
                                                  Sept. 30, 2004        June 30, 2004         Dec. 31, 2003         Sept. 30, 2003
                                                  --------------        -------------         -------------         --------------
(Dollars in Thousands, except for per share data)
SELECTED BALANCE SHEET DATA (Unaudited)
Total assets                                       $ 9,184,640           $ 8,944,575           $ 8,198,880           $ 7,835,001

Loans receivable, net                                4,827,955             4,506,621             4,048,507             3,754,039

Mortgage loans held for sale                           240,963               277,025               315,691               240,535

Mortgage-backed and investment                          26,995                30,637                38,355                40,949
securities held for trading

Mortgage-backed and investment                       3,188,550             3,195,176             3,020,647             3,068,444
securities available for sale

FHLB Stock                                              94,408               111,092               100,461               107,157

Mortgage-backed and investment                          80,723                73,086                78,200                71,320
securities held to maturity

Servicing asset                                        118,569               117,740               119,610               124,149

Cash and cash equivalents                              326,044               344,434               234,318               176,778

Deposits                                             4,143,938             3,822,998             3,555,764             3,431,976

Securities sold under agreements to
repurchase                                           2,539,620             2,488,536             2,220,795             2,112,382

Notes payable                                           98,800               136,813               192,259               194,632

Other borrowings                                     1,390,828             1,543,881             1,308,270             1,191,464

Stockholders' equity                                   823,187               779,827               750,353               725,132

Common stockholders' equity                            610,187               566,827               537,353               512,132

Total # of common shares outstanding                51,120,774            51,102,420            51,066,299            51,065,916

Common Stockholders' equity per share              $     11.94           $     11.09           $     10.52           $     10.03

Servicing portfolio                                 11,115,069            10,947,458            10,942,821            10,924,263

Book value of servicing portfolio                         1.07%                 1.08%                 1.09%                 1.14%

Allowance for loan losses (ALL)                         49,209                46,799                39,615                35,729

Non-performing loans (NPL's)                           101,046                88,187                85,414                87,803

NPL's/Total loans                                         1.93%                 1.83%                 1.98%                 2.21%

All/Total loans                                           0.94%                 0.97%                 0.92%                 0.90%

All/Total Non-performing loans                           48.70%                53.07%                46.38%                40.69%


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R&G Financial Corporation
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

                                                   FOR THE THREE MONTHS ENDED           FOR THE NINE MONTHS         THREE MONTHS
                                                          SEPTEMBER 30,                 ENDED SEPTEMBER 30,        ENDED JUNE 30,
                                                           (UNAUDITED)                      (UNAUDITED)             (UNAUDITED)
                                                   ------------    ------------    ------------    ------------    ------------
                                                       2004            2003            2004            2003            2004
                                                   ------------    ------------    ------------    ------------    ------------
                                                                (Dollars in Thousands, except for per share data)
SELECTED INCOME STATEMENT DATA

REVENUES:


Net interest income                                $     61,371    $     47,743    $    173,091    $    134,533    $     56,006

Provision for loan losses                                (6,265)         (4,292)        (19,000)        (12,956)         (6,265)

Net interest income after provision for
loan losses                                              55,106          43,451         154,091         121,577          49,741

Net gain on sale of loans                                54,546          29,554         136,917         108,057          40,323

Trading gains (losses)                                  (23,978)            613         (25,017)            (87)          1,116

Loan administration and other fee income
                                                         17,006          20,530          53,120          59,879          17,885

    TOTAL REVENUES                                      102,680          94,148         319,111         289,426         109,065

OPERATING EXPENSES:


Employee compensation and benefits
                                                         18,086          15,377          53,625          45,030          18,839

Office occupancy and equipment
                                                          7,336           6,489          20,622          18,265           6,906

Other administrative and general
                                                         22,825          26,638          83,462          99,887          29,394

   TOTAL EXPENSES                                        48,247          48,504         157,709         163,182          55,139

Income before income taxes                               54,433          45,644         161,402         126,244          53,926

Income taxes                                            (13,563)        (11,352)        (41,245)        (31,361)        (13,179)

Net income                                         $     40,870    $     34,292    $    120,157    $     94,883    $     40,747

Less: Preferred stock dividends                          (3,971)         (3,971)        (11,913)        (11,913)         (3,971)

Net income available to common stockholders              36,899          30,321         108,244          82,970          36,776

Net income per common share - Basic                $       0.72    $       0.59    $       2.12    $       1.63    $       0.72

Net income per common share - Diluted              $       0.72    $       0.59    $       2.11    $       1.62    $       0.72

Average shares outstanding - Basic                   51,107,120      51,065,462      51,099,356      51,054,845      51,101,380

Average shares outstanding - Diluted                 51,377,508      51,290,912      51,360,408      51,277,991      51,377,157

Return on common equity                                   25.08%          24.26%          25.28%          23.08%          25.89%

Return on assets                                           1.81%           1.82%           1.84%           1.79%           1.86%

Total Loan Production                              $  1,293,138    $  1,271,046    $  3,359,756    $  3,384,123    $  1,136,808